Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction:

Nogin Inc. (the “Company”, “Nogin”, f/k/a “SWAG”) is providing the following unaudited pro forma condensed combined financial information prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The unaudited pro forma condensed combined financial information presents the pro forma effects related to the following:

•	The automatic conversion of Branded Online, Inc.’s (“Legacy Nogin”) redeemable convertible Series A and Series B preferred stock to Legacy Nogin Common Stock;

•	The net settlement of Legacy Nogin’s outstanding warrants for Legacy Nogin Common Stock via cashless exercise;

•	The repayment of Legacy Nogin debt, including debt issued subsequent to June 30, 2022;

•	The execution of the standby capital support facility agreement (the “Standby Agreement”) between SWAG and a financial institution (the “Financial Institution”);

•	The redemption of 17,021,595 shares of SWAG Class A Common Stock for $173.0 million.

•	The PIPE Subscription Agreements entered into by SWAG with various investors to purchase Convertible Notes and PIPE Warrants for an aggregate purchase price of $65.5 million; and

•

The merger between Legacy Nogin and Merger Sub, a wholly owned subsidiary of SWAG, with Legacy Nogin surviving the merger as a wholly owned subsidiary of Nogin (together, the “Merger”) which was consummated on August 26, 2022 (the “Closing”).

SWAG was a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On August 2, 2021, SWAG consummated its initial public offering of its units, with each unit consisting of one share of SWAG Class A Common Stock and one-half of one public warrant, which included the underwriters partially exercising their over-allotment option. Simultaneously with the closing of the initial public offering, SWAG completed the private sale of 9,000,000 private placement warrants at a price of $1.00 per private placement warrant, to the Sponsor generating gross proceeds of $9.0 million. As part of the underwriters’ partial exercise of their over-allotment option, SWAG consummated the sale of an additional 2,807,868 units at $10.00 per unit, and the sale of an additional 982,754 private placement warrants, at $1.00 per private placement warrant, generated gross proceeds of $29.1 million. Following the closing of SWAG’s initial public offering, a total of $231.5 million of the net proceeds from SWAG’s initial public offering, the sale under the underwriters’ over-allotment option and the sale of the private placement warrants were placed into the Trust Account. As of June 30, 2022, funds in the Trust Account totaled $231.8 million.

Legacy Nogin is an e-commerce, technology and platform provider in the apparel and ancillary industry’s multichannel retailing, business-to-consumer and business-to-business domains. Nogin’s commerce-as-a-service platform delivers full-stack enterprise-level capabilities to online retailers enabling them to compete with larger retailers. Nogin provides the technology for these companies to manage complexities related to customer management, order optimization, returns, and fulfillment. In addition, Nogin is an e-commerce technology platform and distribution partner whose products also include website development, photography, content management, customer service, marketing, warehousing, and fulfillment. Nogin’s business model is based on providing a total e-commerce solution to its partners on a revenue-sharing basis.

The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of SWAG and Legacy Nogin for the applicable periods included in the Proxy Statement/Prospectus or filed as Exhibit 99.1 to the Current Report on Form 8-K dated September 1, 2022. The pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the Company’s balance sheet or statement of operations actually would have been had the Merger been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger.

The unaudited pro forma condensed combined balance sheet combines the Legacy Nogin unaudited consolidated balance sheet as of June 30, 2022 and the SWAG unaudited historical consolidated balance sheet as of June 30, 2022, giving effect to the Merger as if it had been consummated on June 30, 2022. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 presents the pro forma effect of the Merger as if it had been consummated on January 1, 2021.

The Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. Under this method of accounting, SWAG will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Legacy Nogin issuing shares for the net assets of SWAG, accompanied by a recapitalization. The net assets of SWAG will be recorded at carrying value, with no goodwill or other intangible assets recorded.

Legacy Nogin has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Legacy Nogin’s shareholders will have majority of the voting power of the Company

•	Legacy Nogin’s existing management will primarily comprise the management of the Company

•	Legacy Nogin will comprise the ongoing operations of the Company

The following summarizes the pro forma ownership of the Company following the Merger (shares are in millions):

	Shares	Ownership %
Legacy Nogin Equity holders	54.3	81.4%
Standby Agreement Financial Institution	0.5	0.8%
Sponsor	5.7	8.5%
Transaction Service Providers	0.4	0.6%
Public Stockholders (1)	5.8	8.7%

Total	66.7	100.0%

(1)	Included in Public Stockholders amount is 5.7 million shares purchased by the Standby Agreement Financial Institution prior to redemption deadline.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2022 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 are based on the historical financial statements of SWAG and Legacy Nogin. The unaudited pro forma adjustments are based on information currently available and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2022

($ in thousands)

	Historical
	SWAG	Legacy Nogin	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Assets
Current Assets:
Cash	$18	$1,207	$24,136	[A	]	$25,361
Accounts Receivable, Net	—	2,523	—			2,523
Related Party Receivables	5	6,236	—			6,241
Inventory	—	16,385	—			16,385
Prepaid Expenses and Other Current Assets	347	5,225	(2,800)	[F	]	2,772

Total Current Assets	370	31,576	21,336			53,282
Restricted Cash	—	1,500	—			1,500
Property and Equipment—Net	—	1,699	—			1,699
Intangible Assets—Net	—	996	—			996
Investment in Unconsolidated Affiliates	—	11,588	—			11,588
Marketable Securities Held in Trust Account	231,843	—	(231,843)	[B	]	—
Other Non-Current Asset	23	664	42,005	[K	]	42,692

Total Assets	$232,236	$48,023	$(168,502)			$111,757

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts Payable	—	16,086	(3,000)	[H	]	13,086
Due to Clients	—	4,596	—			4,596
Related Party Payables	—	1,870	9,777	[J	]	11,647
Promissory Notes	—	6,740	(6,740)	[H	]	—
Promissory Notes from Related Parties	400	2,666	(2,666)	[H	]	400
Accrued Expenses and Other Liabilities	2,518	10,823	(4,694)	[G	]	8,647

Total Current Liabilities	2,918	42,781	(7,323)			38,376
Line of Credit	—	4,998	(4,998)	[H	]	—
Long-Term Note Payable	—	19,921	(19,921)	[H	]	—
Convertible Notes	—	—	62,154	[I	]	62,154
Deferred Tax Liabilities	—	1,239	—			1,239
Other Long-Term Liabilities	—	1,244	11,040	[E	]	12,284
Deferred Underwriting Fee Payable	7,983	—	(7,983)	[C	]	—

Total Liabilities	10,901	70,183	32,969			114,053
Commitments and Contingencies
Series A Convertible	—	4,687	(4,687)	[D	]	—
Series B Convertible	—	6,502	(6,502)	[D	]	—
Class A Common Stock Subject to Redemption	231,535	—	(231,535)	[D	]	—
Stockholders’ Equity/(Deficit):
Common Stock	—	1	(1)	[D	]	—
Class A Common Stock	—	—	7	[D	]	7
Class B Common Stock	1	—	(1)	[D	]	—
Additional Paid-In Capital	—	5,157	43,348	[D	]	48,505
Treasury Stock	—	(1,330)	1,330	[D	]	—
Accumulated Deficit	(10,201)	(37,177)	(3,430)	[D	]	(50,808)

Total Stockholders’ Equity (Deficit)	(10,200)	(33,349)	41,253			(2,296)

Total Liabilities and Stockholders’ Equity/ (Deficit)	$232,236	$48,023	$(168,502)			$111,757

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ending June 30, 2022

($in thousands, except share and per share amounts)

	Historical
	SWAG	Legacy Nogin	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Service Revenue	$—	$17,787	$—			$17,787
Product Revenue	—	20,756	—			20,756
Revenue from Related Parties	—	7,005	—			7,005

Total Revenue	$—	$45,548	$—			$45,548
Operating Costs and Expenses:
Cost of Services	—	11,192	—			11,192
Cost of Product Revenue	—	15,407	—			15,407
Sales & Marketing	—	1,186	—			1,186
Research & Development	—	2,827	—			2,827
General and Administrative	2,067	30,362	—			32,429
Depreciation and Amortization	—	420	—			420

Total Operating Costs and Expenses	2,067	61,394	—			63,461

Operating Loss	(2,067)	(15,846)	—			(17,913)
Interest Expense	—	(2,117)	(1,584)	[D	]	(3,701)
Change in Fair Value of Promissory Notes	—	(2,566)	2,566	[E	]	—
Change in Fair Value of Unconsolidated Affiliates	—	(1,982)	—			(1,982)
Other Income (Loss)	336	1,661	—			1,977

Income (Loss) Before Income Taxes	(1,731)	(20,850)	982			(21,599)
Provision for Income Tax	10	65	—			75

Net Income (Loss)	$(1,741)	$(20,915)	$982			$(21,674)

Pro Forma Loss Per Share
Weighted Average Shares of Class A Outstanding—Basic and Diluted	22,807,868	—	—			66,694,295
Loss Per Share Class A—Basic and Diluted	$(0.06)		—			$(0.32)
Weighted Average Shares of Class B Outstanding—Basic and Diluted	5,701,967	—	—			—
Loss Per Share Class B—Basic and Diluted	$(0.06)		—			—
Weighted Average Common Shares Outstanding—Basic and Diluted	—	9,129,358	—			—
Loss Per Common Share—Basic and Diluted	—	$(2.29)	—			—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ending December 31, 2021

($in thousands, except share and per share amounts)

	Historical
	SWAG (Historical from 1/5/21 through 12/31/21)	Legacy Nogin	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Service Revenue	$—	$41,866	$—			$41,866
Product Revenue	—	51,346	—			51,346
Revenue from Related Parties	—	8,136	—			8,136

Total Revenue	$—	$101,348	$—			$101,348
Operating Costs and Expenses:
Cost of Services	—	24,174	—			24,174
Cost of Product Revenue		20,431	—			20,431
Sales & Marketing	—	1,772	—			1,772
Research & Development	—	5,361	—			5,361
General and Administrative	1,917	55,369	—			57,286
Depreciation and Amortization	—	520	—			520
Transaction Costs	—	—	4,050	[A	]	4,050

Total Operating Costs and Expenses	1,917	107,627	4,050			113,594

Operating Loss	(1,917)	(6,279)	(4,050)			(12,246)
Interest Expense	—	(926)	(6,476)	[C	]	(7,402)
Change in Fair Value of Unconsolidated Affiliates	—	4,937	—			4,937
Other Income (Loss)	(37)	3,378	(13,631)	[B	]	(10,290)

Income (Loss) Before Income Taxes	(1,954)	1,110	(24,157)			(25,001)
Provision for Income Tax	—	1,175	—			1,175

Net Loss	$(1,954)	$(65)	$(24,157)			$(26,176)

Pro Forma Loss Per Share
Weighted Average Shares of Class A Outstanding—Basic and Diluted	10,024,409	—	—			66,694,295
Loss Per Share Class A—Basic and Diluted	$(0.13)		—			$(0.39)
Weighted Average Shares of Class B Outstanding—Basic and Diluted	5,304,936	—	—			—
Loss Per Share Class B—Basic and Diluted	$(0.13)		—			—
Weighted Average Common Shares Outstanding—Basic and Diluted	—	9,129,358	—			—
Loss Per Common Share—Basic and Diluted	—	$(0.01)	—			—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Business Combination

On August 26, 2022, Legacy Nogin and SWAG consummated the Merger. Pursuant to the Merger Agreement, at Closing, Legacy Nogin Stockholders received an aggregate of $551.0 million in 54.3 million newly issued shares of Class A Common Stock at a price of $10.00 per share and 1.0 million vested SWAG options, and $15.0 million in cash (the “Cash Consideration”) for total aggregate consideration of $566.0 million. In addition, Legacy Nogin’s unvested options were assumed and converted into 0.7 million unvested SWAG options. On August 26, 2022, SWAG, Merger Sub and Legacy Nogin entered into the Amendment No.2 to the Merger Agreement (“MA Amendment No.2”). Pursuant to this amendment the Cash Consideration paid at Closing was $5.2 million. Payment of the remaining $9.8 million in Cash Consideration would be deferred at Closing and payable pursuant to the terms and conditions of MA Amendment No.2 filed as Exhibit 2.3 to the Current Report on Form 8-K dated September 1, 2022. After four years and ninety-one days from Closing, if the deferred Cash Consideration is not fully paid, the remaining amount shall be settled through the issuance of the Company’s Common Stock equal to the quotient of (i) the remaining deferred Cash Consideration divided by (ii) the 10-day volume weighted average trading price of the Company’s Common Stock.

At Closing, Legacy Nogin merged with and into Merger Sub, a wholly owned subsidiary of SWAG with Legacy Nogin as the surviving company and Legacy Nogin became a wholly owned subsidiary of SWAG.

PIPE Convertible Notes

In connection with the PIPE Subscription Agreements, immediately prior to Closing, the Company issued and sold to PIPE investors an aggregate principal of $65.5 million of 7.00% Convertible Senior Notes and 1.4 million PIPE Warrants for aggregate proceeds of $65.5 million.

Standby Agreement

On August 18, 2022, SWAG entered into the Standby Agreement with a Financial Institution whereby the Financial Institution would use commercially reasonable efforts to purchase approximately 6 million shares (as such number may be increased with the mutual consent of SWAG and the Financial Institution, subject to maximum of 9.99% of the post-Merger outstanding common stock) of SWAG’s Class A Common Stock, par value $0.0001 per share (the “Purchased Shares”). Pursuant to the Standby Agreement, the Company would pay the Financial Institution immediately following the Closing an amount equal to approximately 80% of the aggregate price (such aggregate price of Purchased Shares, the “Standby Capital Deposit Amount”) of the Purchased Shares (80% of the Standby Capital Deposit Amount, the “Standby Capital Funding”). The amount of the Standby Capital Deposit Amount less the Standby Capital Funding is referred to as the “Standby Capital Support Amount”, which represents 20% of the Standby Capital Funding. Thereafter, the Financial Institution may sell the Purchased Shares in the four years plus one day following the Closing of the Merger. Following the recoupment of the Standby Capital Support Amount by the Financial Institution, any subsequent sales of the Purchased Shares will be limited to (i) 25% of the daily volume of the shares to the extent the share price is at any time at or above $7.50 per share and (ii) the mutual agreement of the Company and the Financial Institution, to the extent the share price is below $7.50. Following the recoupment of the Standby Capital Support Amount, the Financial Institution will retain from subsequent sales of Purchased Shares approximately 3.5% of the Standby Capital Funding that was paid to the Financial Institution (the “Liquidity Fee”).

While the redemption period for the SWAG Common Stock was outstanding, the Financial Institution purchased 5,676,351 shares of Class A Common Stock from Public Stockholders resulting in a payment of the Standby Capital Funding to the Financial Institution at the Closing of $46.2 million. In addition, after the redemption period, the Financial Institution purchased an additional 517,079 shares of Class A Common Stock of the Company based on the redemption price in effect for the Public Stockholders. The Financial Institution paid to the Company a net amount for such shares representing the Standby Capital Support Amount of $1.1 million. Details of the Purchased Shares held by the Financial Institution at the Closing based on where such Purchased Shares are included in the pro forma ownership table above are as follows (in millions of $ except for shares):

	Public Stockholders	Standby Agreement Financial Institution	Total
Purchased Shares (in shares)	5,676,351	517,079	6,193,430
Liquidity Fee	$1.6	$0.2	$1.8

Standby Capital Deposit Amount	$57.7	$5.3	$63.0
Less: Standby Capital Funding	(46.2)	(4.2)	(50.4)

Standby Capital Support Amount	$11.5	$1.1	$12.6

For purposes of the pro forma financial information, the Company is presenting the Standby Agreement as Other Assets of $42.0 million on the unaudited pro forma condensed combined balance sheet, which is based on the fair value of the Purchased Shares at Closing, approximating $9.10 per share as of August 26, 2022, less the Standby Capital Support Amount, less the Liquidity Fee.

Transaction Fees

SWAG’s and Legacy Nogin’s contracts with its financial advisors required that at the close of the Merger, a portion of the transaction costs would be paid in cash at Closing, a portion paid in shares of Class A Common Stock at Closing at a presumed price of $10 per share, and a portion deferred. The deferred financial advisory fees at the close of the Merger will be due and payable at the earlier of (a) the maturity of the PIPE convertible notes, (b) the conversion, repurchase or redemption of the PIPE convertible notes or (c) the closing of the sale of $25 million of newly issued equity interests in the Company after consummation of the Merger. As a result, the unpaid banker advisory transaction costs have been classified as non-current on the unaudited pro forma condensed combined balance sheet. Further, each financial advisor has the option to settle the outstanding fees at any point in shares of Class A Common Stock at the fair value of the common stock at the date of settlement. For additional information regarding settlement of the deferred portion see the section titled Certain Engagements in Connection with the Business Combination and Related Transactions in the Proxy Statement/Prospectus. The following details total SWAG transaction costs and total Legacy Nogin transaction costs broken down by the portion paid in cash at Closing, the portion paid in shares of Common Stock at Closing and the portion deferred at Closing as well as the number of shares of Common Stock issued at Closing ($in thousands):

SWAG Transaction Costs	Total Transaction Costs	Portion Paid in Cash at Close	Portion Paid in Stock at Close	Portion Deferred at Close	Shares Issued at Close
Deferred IPO and Financial Advisory Fees	$10,383	$166	$2,500	$7,717	250,000
PIPE Fees	1,950	303	487	1,160	48,750
Legal Fees	3,340	3,340	—	—	—
Other	669	669	—	—	—

Total SWAG Transaction Costs	$16,342	$4,478	$2,987	$8,877	298,750

Legacy Nogin Transaction Costs	Total Transaction Costs	Portion Paid in Cash at Close	Portion Paid in Stock at Close	Portion Deferred at Close	Shares Issued at Close
Financial Advisory Fees	$4,350	$—	$1,087	$3,263	108,750
Legal Fees	2,750	2,750	—	—	—
Other	393	393	—	—	—

Total Legacy Nogin Transaction Costs	$7,493	$3,143	$1,087	$3,263	108,750

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared assuming the Merger is accounted for as a reverse recapitalization with Nogin as the accounting acquirer.

The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the condensed combined financial information and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Merger that are not expected to have a continuing impact on the statement of operations. Further, one-time transaction-related expenses incurred prior to, or concurrently with the consummation of the Merger, that are not currently presented in the historical condensed combined statements of operations for SWAG and Legacy Nogin, are presented in the unaudited pro forma condensed combined statements of operations as if the Merger was consummated on January 1, 2021.

The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 assumes that the Merger occurred on June 30, 2022. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 presents pro forma effects to the Merger as if it had been consummated on January 1, 2021.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

[A] Represents the pro forma adjustments to cash upon the Closing:

Amount
Reclass of SWAG Cash Held in Trust Account	$231,843
PIPE Investment Proceeds(1)	65,500
Standby Agreement Cash Inflow(1)	1,052
Legacy Nogin Subsequent Event Debt Proceeds(2)	3,000
Legacy Nogin Equity Holders Cash Consideration(1)	(5,223)
Legacy Nogin Transaction Costs(3)	(3,143)
SWAG Transaction Costs(4)	(4,478)
Class A Common Stock Redemptions(1)	(173,033)
Standby Agreement Cash Outflow(1)	(46,252)
Payment of Legacy Nogin Debt(5)	(45,130)

Pro Forma Adjustment to Cash	$24,136

(1)	See Description of Business Combination section above for additional information.
(2)

Subsequent to June 30, 2022, Legacy Nogin issued additional Promissory Notes for $3.0 million in proceeds. Per the terms of the Promissory Note agreements, the Company was required to repay the Promissory Notes at Closing of the Merger. The payment of $4.5 million associated with these Promissory Notes are included in the “Payment of Legacy Nogin Debt” line item above. As a result, the Company has given pro forma effect to the proceeds received from such Promissory Notes subsequent to the June 30, 2022.

(3)

Represents the payment of non-recurring direct and incremental transaction costs incurred by Legacy Nogin in connection with the Merger. Costs include legal, financial advisory, and other professional fees related to the Merger. Payment includes $2.8 million of transaction costs that were accrued as of June 30, 2022. See Description of Business Combination section above for additional information.

(4)

Reflects the payment of non-recurring direct and incremental transaction costs incurred by SWAG in connection with the Merger. Costs include legal, financial advisory, and other professional fees related to the Merger. Payment includes $2.4 million of transaction costs that were accrued as of June 30, 2022. See Description of Business Combination section above for additional information.

(5)

Reflects the payment related to Legacy Nogin’s outstanding notes payable of $21.9 million (inclusive of exit and early termination payments), line of credit of $8.0 million, outstanding Promissory Notes of $10.7 million and Promissory Notes issued subsequent to June 30, 2022 of $4.5 million.

[B] Represents the reclassification of $231.8 million of cash and securities held in Trust Account that became available at Closing, prior to giving effect to actual redemptions.

[C] Reflects the adjustment to deferred underwriters’ fees incurred during the SWAG IPO. See Description of Business Combination section above for additional information on settlement of SWAG transaction costs including deferred underwriters’ fees. Át Closing, the Company paid $0.2 million of the deferred underwriting fees and continued to defer the remaining $7.7 million which were reclassed to other long-term liabilities.

[D] The following table summarizes the pro forma adjustments impacting mezzanine equity and shareholders’ equity/(deficit):

	Adjustments to SWAG Equity(1)	Adjustments to Legacy Nogin Equity(2)	Recapitalization Adjustments(3)	Redemptions(4)	Standby Agreement(5)	Other items(6)	Pro forma adjustments
SWAG Class A Redeemable Common Stock	$(231,535)	$—	$—	$—	$—	$—	$(231,535)
Legacy Nogin Preferred Series A	—	(4,687)	—	—	—	—	(4,687)
Legacy Nogin Preferred Series B	—	(6,502)	—	—	—	—	(6,502)
Shareholders’ Equity/(Deficit):
Common Stock	—	—	(1)	—	—	—	(1)
Class A Common Stock	3	—	5	(1)	—	—	7
Class B Common Stock	(1)	—	—	—	—	—	(1)
Additional Paid-In Capital	217,192	10,959	(4)	(173,032)	5,256	(17,023)	43,348
Treasury Stock	—	1,330	—	—	—	—	1,330
Accumulated Deficit	10,201	—	—	—	(8,362)	(5,269)	(3,430)

(1)	Represents the adjustments to SWAG’s mezzanine equity and shareholders’ equity as follows:

•

The reclassification of historical SWAG Class A Common Stock subject to possible redemption from mezzanine equity to permanent equity immediately prior to the consummation of the Merger. Impact of $2 thousand to Class A Common Stock and $231.5 million to additional paid in capital.

•	The conversion of SWAG Class B Common Stock to shares of SWAG Class A Common Stock for $1 thousand immediately prior to the consummation of the Merger.

•

Reflects the reclassification of SWAG historical accumulated deficit of $10.2 million to additional paid in capital in connection with the consummation of the Merger. The reduction to additional paid-in capital of $14.3 million also includes $4.1 million of additional non-recurring incremental transaction costs incurred by SWAG in connection with the Merger.

(2)	Represents the adjustments to Legacy Nogin’s mezzanine equity and shareholders’ equity as follows:

•

The conversion of Legacy Nogin’s redeemable convertible Series A preferred stock and Series B preferred stock to additional paid-in capital for $11.2 million immediately prior to the consummation of the Merger.

•	The cancellation of Legacy Nogin treasury stock of $1.3 million with a corresponding reduction to additional paid in capital.

•	The settlement of Legacy Nogin’s liability classified warrants via cashless exercise resulting in an increase to additional paid-in capital of $1.1 million.

(3)	Represents recapitalization of Legacy Nogin’s equity and issuance of 54.3 million shares of SWAG’s Class A Common Stock to Legacy Nogin Stockholders as consideration for the reverse recapitalization

(4)	Represents the redemption of 17.0 million shares of Class A Common Stock by SWAG Public Stockholders at $10.17 per share for $173.0 million.

(5)

Represents the impact of the Standby Agreement. The increase to additional paid in capital of $5.3 million represents the Standby Capital Deposit Amount for the purchase of the 517,079 Purchased Shares by the Financial Institution directly from the Company. The increase to accumulated deficit relates to the total Liquidity Fee associated with the Standby Agreement of $1.8 million as well as the change in the value recognized of the derivative asset at the Closing of $6.6 million. See Description of Business Combination section above for additional information on the Standby Agreement.

(6)	Other adjustments to additional paid in capital and accumulated deficit are as follows:

•	A reduction to additional paid in capital of $15.0 million related to the Cash Consideration to Legacy Nogin Equityholders that was either paid in cash or deferred at Closing.

•

A net reduction to additional paid in capital of $6.4 million related to Legacy Nogin transaction costs incurred in connection with the Merger that are incremental and non-recurring. The $6.4 million reduction includes capitalized transaction costs of $7.5 million (inclusive of $2.8 million that was deferred as of June 30, 2022 and included in prepaid and other current assets) in connection with the reverse recapitalization offset by $1.1 million of such transaction costs that were settled in shares of Class A Common Stock of the Company. See Description of Business Combination section above for additional information regarding transaction costs.

•

An increase to additional paid in capital of $2.5 million related to the portion of non-PIPE SWAG transaction costs that were settled in shares of Class A Common Stock of the Company at Closing. See Description of Business Combination section above for additional information regarding transaction costs.

•

An increase to additional paid in capital of $1.9 million related to the PIPE Convertible Notes of which $1.4 million relates to PIPE Warrants issued in connection with the PIPE subscription and $0.5 million related to PIPE transaction costs that are settled in shares of Class A Common Stock of the Company. See Description of Business Combination section above for additional information regarding transaction costs.

•	Reflects an increase to accumulated deficit of $5.3 million related to debt extinguishment costs as a result of the payment of Nogin’s outstanding debt at close of the Merger.

[E]	In connection with the Merger, the adjustments to other long-term liabilities are as follows ($ in thousands):

Amount
Settlement of Legacy Nogin liability classified warrants	$(1,100)
Deferred SWAG Transaction Costs	8,877
Deferred Legacy Nogin Transaction Costs	3,263

Total	$11,040

[F]

Adjustment relates to the reversal of Legacy Nogin transaction costs that were deferred as of June 30, 2022 in connection with the Merger that is accounted for as a reverse recapitalization and recorded to additional paid in capital upon consummation of the Merger.

[G]

The reduction to accrued expenses of $4.7 million relates to the payment of Legacy Nogin transaction costs of $2.8 million and SWAG transactions costs of $2.4 million upon consummation of the Merger that were accrued as of June 30, 2022. This is offset by the write-off of $0.5 million of the current portion of the unamortized debt discount and debt issuance costs that are included in Legacy Nogin’s historical accrued expenses and other liabilities as of June 30, 2022 and are written-off as a result of the paydown of Legacy Nogin debt at close of the Merger.

[H]

Reflects the payment of Legacy Nogin outstanding debt upon consummation of the Merger. Includes the payment of $21.5 million of outstanding notes payable (inclusive of exit payments) offset by $1.6 million write-off of unamortized debt discount and issuance costs associated with the Nogin notes payable (additional write-off of $0.5 million of unamortized debt discount and issuance costs is included in accrued expenses and other liabilities adjustment – see note [G]).

Adjustment also includes the payment of $8.0 million related to the Legacy Nogin line of credit of which $5.0 million was included in line of credit and $3.0 million was included in accounts payable as a result of the settlement of a $3.0 million letter of credit associated with the line of credit subsequent to June 30, 2022 for which the related invoices associated with the letter of credit were included in accounts payable as of June 30, 2022.

Finally, adjustment includes the payment of $10.7 million in connection with the Legacy Nogin Promissory Notes accounted for under the fair value option of accounting and for which $9.4 million was outstanding as of June 30, 2022 and included in Promissory Notes and Promissory Notes From Related Parties.

[I]

Represents the gross proceeds from the issuance of the PIPE Convertible Debt of $65.5 million, net of $1.9 million related to the fees associated with the PIPE Convertible Debt and net of $1.4 million related to the PIPE Warrants that were issued for no additional consideration in conjunction with the PIPE Convertible Debt. For purposes of the pro forma financial information, the PIPE Convertible Debt has been accounted for as a single debt instrument that does not have a separable derivative associated with the conversion feature. The PIPE Warrants have similar terms to the Private Placement Warrants in which the fair value was determined based on the $1 per Warrant fair value at which the Private Placement Warrants were issued and are expected to be equity classified. As a result, the 1.4 million PIPE Warrants are being treated as a discount to the PIPE Convertible Notes for $1.4 million with a corresponding increase to additional paid in capital of $1.4 million. None of the fees associated with the PIPE Investment were allocated to the PIPE Warrants as the impact would be de minimis.

[J]

Represents the portion of the Cash Consideration to Legacy Nogin Equityholders deferred at Closing. See Description of Business Combination section above for additional information on the Cash Consideration.

[K]

Represents the value of the derivative asset associated with the Standby Agreement at Closing. See Description of Business Combination section above for additional information of the Standby Agreement and the calculation to determine the value of $42.0 million at Closing.

4.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2022 and the Year Ended December 31, 2021

SWAG and Legacy Nogin did not have any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

[A]

Reflects SWAG’s additional non-recurring, incremental transaction related costs of $4.1 million in connection with the Merger as if it was consummated on January 1, 2021. Costs include legal, financial advisory, and other professional fees related to the Merger. Adjustment does not include $1.4 million and $1.0 million of SWAG transaction costs that were already incurred and recognized in the SWAG historical statements of operations for the six months ended June 30, 2022 and the year ended December 31, 2021, respectively.

[B]

Reflects the debt extinguishment costs associated with the payment of Legacy Nogin’s debt upon consummation of the Merger of $5.3 million. Also includes the Liquidity Fee associated with the Standby Agreement of $1.8 million and the reduction to the value of the Standby Agreement derivative asset of $6.6 million.

[C]

Reflects the net pro forma adjustment to interest expense for the year ended December 31, 2021 of $6.5 million as if the Merger was consummated on January 1, 2021. Includes $7.4 million of interest expense associated with the Convertible Notes, which is based on, a $4.6 million interest expense for the 7.00% interest on the $65.5 million aggregate principal amount of Convertible Notes, a $2.0 million interest expense related to the annual accretion of principal on the Convertible Notes expected in the first twelve months, and amortization of the debt discount and issuance costs of $0.8 million based on straight line amortization. This is offset by the removal of $0.9 million of historical Legacy Nogin interest expense as a result of the payment of Legacy Nogin’s debt upon consummation of the Merger.

[D]

Reflects the net pro forma adjustment to interest expense for the six months ended June 30, 2022 of $1.6 million as if the Merger was consummated on January 1, 2021. Includes $3.7 million of interest expense associated with the Convertible Notes, which is based on, a $2.3 million interest expense for the 7.00% interest on the $65.5 million aggregate principal amount of Convertible Notes, a $1.0 million interest expense related to the six month accretion of principal on the Convertible Notes and amortization of the debt discount and issuance costs of $0.4 million based on straight line amortization. This is offset by the removal of $2.1 million of historical Legacy Nogin interest expense as a result of the payment of Legacy Nogin’s debt upon consummation of the Merger.

[E]

Reflects the removal for the six months ended June 30, 2022 of the Legacy Nogin change in fair value of promissory notes as if the Merger was consummated as of January 1, 2021 and the promissory notes were paid at close of the Merger.

5.	Pro Forma Loss Per Share Information

As a result of the Merger, the pro forma basic and diluted loss per share is as follows (in thousands of $ except share and per share amounts):

	Year Ended December 31, 2021	Six Months Ended June 30, 2022
Net loss	$(26,176)	$(21,674)
Weighted Average Shares Outstanding—Basic and Diluted	66,694,295	66,694,295
Loss Per Share—Basic and Diluted	$(0.39)	$(0.32)

The pro forma weighted average shares outstanding for the six months ended June 30, 2022 and the year ended December 31, 2021 was calculated as if the Merger was consummated on January 1, 2021 and the shares issued were outstanding for the entire period presented. The weighted average shares outstanding for the six months ended June 30, 2022 and the year ended December 31, 2021 includes 54,281,476 shares of Class A Common Stock issued to Legacy Nogin Equityholders, 5,701,967 shares of Class A Common Stock issued to Sponsor, 6,193,430 shares of Class A Common Stock issued to the Standby Agreement Financial Institution, 407,500 shares of Class A Common Stock issued to SWAG and Legacy Nogin service providers and 109,922 shares of Class A Common Stock issued to the remaining Public Stockholders.

Loss per share for the six months ended June 30, 2022 and the year ended December 31, 2021 excludes convertible notes, warrants and options that would be anti-dilutive to pro forma earnings per share, including (1) 1,782,953 options to Legacy Nogin option holders, (2) 21,386,688 SWAG warrants, (3) 1,396,419 PIPE Warrants (4) 5,695,651 shares of Class A Common Stock upon conversion of the Convertible Notes and (5) 1,333,962 shares of Class A Common Stock issuable upon exercise of the option by certain transaction service providers to settle deferred transaction costs in shares of Class A Common Stock.